EXHIBIT 24.1

POWER OF ATTORNEY

Dated: February 9, 2017

Know All Men By These Presents, that the undersigned directors of Regions Financial Corporation (the “Corporation”) whose signatures appear below, hereby constitute and appoint Fournier J. Gale, III and/or Hope D. Mehlman as his or her true and lawful agent and attorney-in-fact, with full power of substitution and re-substitution, and with full power and authority in said agent and attorney-in-fact to sign for the undersigned and in their respective names as directors of the Corporation, a Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any or all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, relating to the registration of up to 40,000,000 shares of common stock distributable under the Regions Financial Corporation 401(k) Plan.

Each of the undersigned has executed this power of attorney on the date first written above.

/s/ Carolyn H. Byrd Carolyn H. Byrd	/s/ Susan W. Matlock Susan W. Matlock

/s/ David J. Cooper, Sr. David J. Cooper, Sr.	/s/ John E. Maupin, Jr. John E. Maupin, Jr.

/s/ Don DeFosset Don DeFosset	/s/ Charles D. McCrary Charles D. McCrary

/s/ Samuel A. Di Piazza, Jr. Samuel A. Di Piazza, Jr.	/s/ James T. Prokopanko James T. Prokopanko

/s/ Eric C. Fast Eric C. Fast	/s/ Lee J. Styslinger III Lee J. Styslinger III

/s/ John D. Johns John D. Johns	/s/ José S. Suquet José S. Suquet

/s/ Ruth Ann Marshall Ruth Ann Marshall